As filed with the Securities and Exchange Commission on December 10, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Forma Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	37-1657129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Forma Therapeutics Holdings, Inc.

500 Arsenal Street, Suite 100

Watertown, Massachusetts 02472

(617) 679-1970

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank D. Lee

President and Chief Executive Officer

500 Arsenal Street, Suite 100

Watertown, Massachusetts 02472

(617) 679-1970

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William D. Collins, Esq. Gabriela Morales-Rivera, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Jeannette Potts, Ph.D., J.D. SVP, General Counsel Forma Therapeutics Holdings, Inc. 500 Arsenal Street, Suite 100 Watertown, Massachusetts 02472 (617) 679-1970	Lisa Firenze, Esq. Michael A. Lopes, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, New York 10007 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-251198

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common stock, par value $0.001 per share	$45,525,050	$4,967

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $230,273,700 on a Registration Statement on Form S-1 (File No. 333-251198), which was declared effective by the Securities and Exchange Commission on December 10, 2020. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $45,525,050 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

Explanatory note and incorporation by reference

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Forma Therapeutics Holdings, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-251198) (the “Prior Registration Statement”), which the Registrant filed with the Commission on December 8, 2020, and which the Commission declared effective on December 10, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of shares of common stock to be offered by the Registrant in the public offering by $45,525,050, which includes additional shares that the underwriters have the option to purchase. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Exhibit Index

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

* Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1 (File No. 333-251198), originally filed with the Securities and Exchange Commission on December 8, 2020 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Forma Therapeutics Holdings, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on the 10th day of December, 2020.

Forma Therapeutics Holdings, Inc.

By:	/s/ Frank D. Lee
Name:	Frank D. Lee
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities indicated on the 10th day of December, 2020.

SIGNATURE	TITLE

/s/ Frank D. Lee Frank D. Lee	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Todd Shegog Todd Shegog	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Timothy P. Clackson, Ph.D.	Director

* Marsha Fanucci	Director

* Wayne A. I. Frederick, M.D.	Director

* Peter Kolchinsky, Ph.D.	Director

* Paolo Paoletti, M.D.	Director

* Tom Wiggans	Director

* Peter J. Wirth, J.D.	Director

*By:	/s/ Frank D. Lee
Frank D. Lee
Attorney-in-fact